Exhibit 99.2

NAVIENT REPORTS FOURTH-QUARTER 2024 FINANCIAL RESULTS

HERNDON, Va., January 29, 2025 — Navient (Nasdaq: NAVI) today released its fourth-quarter 2024 financial results.

4Q24 OVERALL RESULTS	• GAAP net income of $24 million ($0.22 diluted earnings per share). • Core Earnings(1) loss of $25 million ($0.24 diluted loss per share).
4Q24 SIGNIFICANT ITEMS

•   GAAP and Core Earnings results included a net reduction to pre-tax income of $68 million ($0.49 diluted loss per share) comprised of the following items:

○   A loss of $28 million ($0.20 diluted loss per share) resulting from the classification of our government services business as held for sale.

○   $32 million ($0.23 diluted loss per share) of Private Education Loan provision for loan losses in connection with a general reserve build and lowering the expected recovery rate on defaulted loans.

○   $8 million ($0.06 diluted loss per share) of regulatory-related and restructuring expenses.

2024 FULL YEAR RESULTS	• GAAP net income of $131 million ($1.18 diluted earnings per share). • Core Earnings(1) of $221 million ($2.00 diluted earnings per share).

CEO COMMENTARY – “A year ago, we announced three ambitious strategic actions—outsourcing servicing, divesting our business processing businesses, a non-strategic asset, and a more cost efficient and streamlined structure,” said David Yowan, president and CEO, Navient. “We are pleased to say that we achieved our 2024 objectives against an aggressive timeline. These actions provide clear line of sight to our expense reduction targets, deliver value and position us for the future. We accomplished these steps while at the same time achieved strong loan origination growth, with full year 2024 refi originations 60% higher than last year.”

FOURTH-QUARTER HIGHLIGHTS

FEDERAL EDUCATION LOANS SEGMENT	• Net income of $10 million. • Net interest margin of 0.43%. • FFELP Loan prepayments of $322 million compared to $1.2 billion in fourth-quarter 2023.

CONSUMER LENDING SEGMENT	• Net income of $37 million. • Net interest margin of 2.77%. • Originated $363 million of Private Education Loans.

BUSINESS PROCESSING SEGMENT

•   Fee revenue of $43 million.

•   Entered into an agreement on December 19, 2024 to sell the government services businesses, which constitute the remainder of the Business Processing segment. This resulted in a $28 million loss being recognized as a result of the classification of the business as held for sale and adjusting the basis to the expected sales price. We expect to close on this transaction in first-quarter 2025.

CAPITAL & FUNDING

•   GAAP equity-to-asset ratio of 5.1% and adjusted tangible equity ratio(1) of 10.0%.

•   Repurchased $65 million of common shares. $111 million common share repurchase authority remains outstanding.

•   Paid $17 million in common stock dividends.

•   Retired $500 million of unsecured debt.

OPERATING EXPENSES	• Operating expenses of $143 million, excluding $3 million of regulatory-related expenses.

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 18 – 28.

SEGMENT RESULTS — CORE EARNINGS

FEDERAL EDUCATION LOANS
In this segment, Navient owns and manages a portfolio of FFELP federally guaranteed student loans.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	4Q24	3Q24	4Q23

Net interest income	$35	$40	$88
Provision for loan losses	7	(5)	5
Other revenue	5	11	17

Total revenue	33	56	100
Expenses	20	20	17

Pre-tax income	13	36	83

Net income	$10	$27	$63

Segment net interest margin	.43%	.46%	.86%
FFELP Loans:
FFELP Loan spread	.49%	.60%	.96%
Provision for loan losses	$7	$(5)	$5
Net charge-offs	$7	$9	$10
Net charge-off rate	.11%	.14%	.13%
Greater than 30-days delinquency rate	18.6%	13.4%	13.9%
Greater than 90-days delinquency rate	8.7%	7.3%	7.5%
Forbearance rate	14.7%	16.4%	16.8%
Average FFELP Loans	$31,554	$32,373	$39,129
Ending FFELP Loans, net	$30,852	$31,522	$37,925

DISCUSSION OF RESULTS — 4Q24 vs. 4Q23

•	Net income was $10 million compared to $63 million.

•

Net interest income decreased $53 million primarily due to the maturity of Floor Income hedges related to the portfolio, the impact of decreasing interest rates on the different index resets for the segment’s assets and debt, and the paydown of the loan portfolio which included a decrease in prepayments from $1.2 billion in the year-ago quarter to $322 million in the current quarter.

•

Provision for loan losses increased $2 million. The $7 million of provision for loan losses in the current period was primarily the result of an increase in delinquency balances. The $5 million of provision for loan losses in the year-ago period was primarily a result of the continued extension of the portfolio.

○	Net charge-offs were $7 million compared to $10 million.

○	Delinquencies greater than 90 days were $2.2 billion compared to $2.3 billion.

○	Forbearances were $4.4 billion compared to $6.1 billion.

•

Expenses were $3 million higher primarily as a result of transitioning servicing of our portfolio to a third party on July 1, 2024. As expected, for consolidated Navient (across the Federal Education Loans, Consumer Lending and Other segments), there was a $1 million increase in costs (net of transition services revenue earned) in the current quarter as a result of this transition. Over the remaining life of the portfolio, we expect a significant overall cost savings to be realized.

•	Other revenue decreased $12 million primarily as a result of lower late fees and third-party servicing fees.

CONSUMER LENDING

In this segment, Navient owns and manages a portfolio of Private Education Loans. Through our Earnest brand, we also refinance and originate Private Education Loans.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	4Q24	3Q24	4Q23

Net interest income	$117	$122	$134
Provision for loan losses	38	47	50
Other revenue	1	2	3

Total revenue	80	77	87
Expenses	33	44	27

Pre-tax income	47	33	60

Net income	$37	$27	$46

Segment net interest margin	2.77%	2.84%	2.91%
Private Education Loans (including Refinance Loans):
Private Education Loan spread	2.87%	2.94%	3.03%
Provision for loan losses	$38	$47	$50
Net charge-offs(1)	$71	$74	$64
Net charge-off rate(1)	1.83%	1.87%	1.48%
Greater than 30-days delinquency rate	6.1%	5.3%	5.1%
Greater than 90-days delinquency rate	2.7%	2.4%	2.3%
Forbearance rate	2.7%	2.8%	2.1%
Average Private Education Loans	$16,337	$16,587	$17,730
Ending Private Education Loans, net	$15,716	$16,005	$16,902
Private Education Refinance Loans:
Net charge-offs	$12	$13	$8
Greater than 90-days delinquency rate	.7%	.6%	.4%
Average Private Education Refinance Loans	$8,486	$8,552	$8,925
Ending Private Education Refinance Loans, net	$8,341	$8,405	$8,752
Private Education Refinance Loan originations	$322	$262	$191

(1)

Fourth-quarter 2024 and third-quarter 2024 exclude $2 million and $21 million, respectively, of charge-offs on the expected future recoveries of previously fully charged-off loans that occurred as a result of increasing the net charge-off rate on defaulted loans.

DISCUSSION OF RESULTS — 4Q24 vs. 4Q23

•	Originated $363 million of Private Education Loans compared to $223 million, up 63%.

○	Refinance Loan originations were $322 million compared to $191 million.

○	In-school loan originations were $41 million compared to $32 million.

•	Net income was $37 million compared to $46 million.

•	Net interest income decreased $17 million primarily due to the paydown of the loan portfolio.

•

Provision for loan losses decreased $12 million. The provision of $38 million in the current quarter included $6 million in connection with loan originations, $18 million related to lowering the expected recovery rate on defaulted loans and $14 million related to a general reserve build (primarily as a result of an increase in delinquency balances). The provision for loan losses of $50 million in the year-ago period included $4 million in connection with loan originations, $35 million related to internal policy changes in response to changing regulatory expectations related to school misconduct discharges on certain populations of private loans, and $11 million related to a general reserve build.

○	Excluding the $2 million related to the change in the net charge-off rate on defaulted loans in fourth-quarter 2024, net charge-offs were $71 million, up $7 million from $64 million.

○	Private Education Loan delinquencies greater than 90 days: $419 million, up $39 million from $380 million.

○	Private Education Loan forbearances: $422 million, up $59 million from $363 million.

•	Expenses increased $6 million primarily as a result of higher marketing spend associated with higher loan origination volume.

BUSINESS PROCESSING
In this segment, Navient performs business processing services for non-education related government clients.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	4Q24	3Q24	4Q23
Revenue from government services	$43	$42	$51
Revenue from healthcare services	—	28	30

Total fee revenue	43	70	81
Gain (loss) on sale of subsidiaries	(28)	219	—

Total revenue	15	289	81
Expenses	40	57	70

Pre-tax income (loss)	(25)	232	11

Net income (loss)	$(20)	$178	$8

EBITDA(1)	$(25)	$233	$12
EBITDA margin(1)	(167)%	81%	15%

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 18 – 28.

DISCUSSION OF RESULTS — 4Q24 vs. 4Q23

•	Net loss was $20 million compared to net income of $8 million.

○

Gain (loss) on sale of subsidiaries was a $28 million loss in the current period as a result of entering into an agreement to sell our government services businesses on December 19, 2024, resulting in the classification of the business as held for sale and adjusting the basis to the expected sales price. The third quarter’s $219 million gain related to the sale of our healthcare services business.

○	Fee revenue was $43 million, $38 million lower primarily due to the sale of our healthcare services business last quarter. The $30 million decrease in expenses was primarily due to the sale as well.

•	EBITDA was $(25) million, down $37 million primarily as a result of the items discussed above.

•	EBITDA margin was (167)%, down from 15%, primarily as a result of the items discussed above.

Definitions for capitalized terms in this release can be found in Navient’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 26, 2024 (the 2023 Form 10-K).

Navient will hold a live audio webcast today, January 29, 2025, at 8 a.m. ET, hosted by David Yowan, president and CEO, Edward Bramson, vice chair of the Navient Board of Directors, and Joe Fisher, CFO.

Analysts and investors who wish to ask questions are requested to pre-register at Navient.com/investors at least 15 minutes ahead of start time to receive their personal dial-in access details. Others who wish to join in listen-only mode do not need to pre-register and may simply visit Navient.com/investors to access the webcast.

Supplemental financial information and presentation slides used during the call will be available no later than start time. A replay of the webcast will be available approximately two hours after the event’s conclusion.

This news release contains “forward-looking statements,” within the meaning of the federal securities law, about our business and prospectus and other information that is based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about our beliefs, opinions, or expectations and statements that assume or are dependent upon future events, are forward-looking statements and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “may,” “could,” “should,” “goals,” or “target.” Such statements are based on management’s expectations as of the date of this release and involve many risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. For Navient, these factors include, among other things: general economic conditions, including the potential impact of inflation and interest rates on Navient and its clients and customers and on the creditworthiness of third parties; and increased defaults on education loans held by us. The company could also be affected by, among other things, unanticipated repayment trends on education loans including prepayments or deferrals resulting from new interpretations or the timing of the execution and implementation of current laws, rules or regulations or future laws, executive orders or other policy initiatives that operate to encourage or require consolidation, abolish existing or create additional income-based repayment or debt forgiveness programs or establish other policies and programs or extensions of previously announced deadlines which may increase or decrease the prepayment rates on education loans and accelerate or slow down the repayment of the bonds in our securitization trusts; a reduction in our credit ratings; changes to applicable laws, rules, regulations and government policies and expanded regulatory and governmental oversight; changes in the general interest rate environment, including the availability of any relevant money-market index rate or the relationship between the relevant money-market index rate and the rate at which our assets are priced; the interest rate characteristics of our assets do not always match those of our funding arrangements; adverse market conditions or an inability to effectively manage our liquidity risk or access liquidity could negatively impact us; the cost and availability of funding in the capital markets; our ability to earn Floor Income and our ability to enter into hedges relative to that Floor Income are dependent on the future interest rate environment and therefore is variable; our use of derivatives exposes us to credit and market risk; our ability to continually and effectively align our cost structure with our business operations; a failure or breach of our operating systems, infrastructure or information technology systems; failure by any third party providing us material services or products or a breach or violation of law by one of these third parties; our work with government clients exposes us to additional risks inherent in the government contracting environment; acquisitions, strategic initiatives and investments or divestitures that we pursue; shareholder activism; reputational risk and social factors; and the other factors that are described in the “Risk Factors” section of Navient’s Annual Report on Form 10-K for the year ended December 31, 2023, and in our other reports filed with the Securities and Exchange Commission. The preparation of our consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect and actual results could differ materially. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

* * *

About Navient

Navient (Nasdaq: NAVI) provides technology-enabled education finance solutions that simplify complex programs and help millions of people achieve success. Our customer-focused, data-driven services deliver exceptional results for clients. Learn more at Navient.com.

Contact:

Media:	Paul Hartwick, 302-283-4026, paul.hartwick@navient.com

Investors:	Jen Earyes, 703-984-6801, jen.earyes@navient.com

# # #

SELECTED HISTORICAL FINANCIAL INFORMATION AND RATIOS

	QUARTERS ENDED			YEARS ENDED
(In millions, except per share data)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
GAAP Basis
Net income (loss)	$24	$(2)	$(28)	$131	$228
Diluted earnings (loss) per common share	$.22	$(.02)	$(.25)	$1.18	$1.85
Weighted average shares used to compute diluted earnings per share	107	108	115	111	123
Return on assets	.19%	(.02)%	(.19)%	.24%	.36%

Core Earnings Basis(1)
Net income (loss)(1)	$(25)	$160	$24	$221	$303
Diluted earnings (loss) per common share(1)	$(.24)	$1.45	$.21	$2.00	$2.45
Weighted average shares used to compute diluted earnings per share	106	110	117	111	123
Net interest margin, Federal Education Loan segment	.43%	.46%	.86%	.45%	1.12%
Net interest margin, Consumer Lending segment	2.77%	2.84%	2.91%	2.87%	3.04%
Return on assets	(.20)%	1.21%	.16%	.41%	.48%

Education Loan Portfolios
Ending FFELP Loans, net	$30,852	$31,522	$37,925	$30,852	$37,925
Ending Private Education Loans, net	15,716	16,005	16,902	15,716	16,902

Ending total education loans, net	$46,568	$47,527	$54,827	$46,568	$54,827

Average FFELP Loans	$31,554	$32,373	$39,129	$33,946	$41,191
Average Private Education Loans	16,337	16,587	17,730	16,809	18,463

Average total education loans	$47,891	$48,960	$56,859	$50,755	$59,654

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 18 – 28.

RESULTS OF OPERATIONS

We present the results of operations below first in accordance with GAAP. Following our discussion of earnings results on a GAAP basis, we present our results on a segment basis. We have four reportable operating segments: Federal Education Loans, Consumer Lending, Business Processing and Other. These segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures we call Core Earnings (see “Non-GAAP Financial Measures — Core Earnings” for further discussion).

GAAP INCOME STATEMENTS (UNAUDITED)

				December 31, 2024 vs. September 30, 2024		December 31, 2024 vs. December 31, 2023
	QUARTERS ENDED			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	December 31, 2024	September 30, 2024	December 31, 2023	$	%	$	%
Interest income:
FFELP Loans	$537	$591	$706	$(54)	(9)%	$(169)	(24)%
Private Education Loans	300	314	333	(14)	(4)	(33)	(10)
Cash and investments	25	43	43	(18)	(42)	(18)	(42)

Total interest income	862	948	1,082	(86)	(9)	(220)	(20)
Total interest expense	727	828	922	(101)	(12)	(195)	(21)

Net interest income	135	120	160	15	13	(25)	(16)
Less: provisions for loan losses	45	42	55	3	7	(10)	(18)

Net interest income after provisions for loan losses	90	78	105	12	15	(15)	(14)
Other income (loss):
Servicing revenue	6	13	16	(7)	(54)	(10)	(63)
Asset recovery and business processing revenue	43	70	81	(27)	(39)	(38)	(47)
Other income	8	10	6	(2)	(20)	2	33
Gain (loss) on sale of subsidiaries	(28)	219	—	(247)	(113)	(28)	(100)
Losses on debt repurchases	—	—	(8)	—	—	8	(100)
Gains (losses) on derivative and hedging activities, net	59	(36)	(33)	95	264	92	279

Total other income (loss)	88	276	62	(188)	(68)	26	42
Expenses:
Operating expenses	146	184	199	(38)	(21)	(53)	(27)
Goodwill and acquired intangible asset impairment and amortization expense	1	140	3	(139)	(99)	(2)	(67)
Restructuring/other reorganization expenses	5	18	2	(13)	(72)	3	150

Total expenses	152	342	204	(190)	(56)	(52)	(25)

Income (loss) before income tax expense (benefit)	26	12	(37)	14	117	63	170
Income tax expense (benefit)	2	14	(9)	(12)	(86)	11	122

Net income (loss)	$24	$(2)	$(28)	$26	1,300%	$52	186%

Basic earnings (loss) per common share	$.23	$(.02)	$(.25)	$.25	1,250%	$.48	192%

Diluted earnings (loss) per common share	$.22	$(.02)	$(.25)	$.24	1,200%	$.47	188%

Dividends per common share	$.16	$.16	$.16	$—	—%	$—	—%

	YEARS ENDED December 31,		Increase (Decrease)
(In millions, except per share data)	2024	2023	$	%
Interest income:
FFELP Loans	$2,396	$2,897	$(501)	(17)%
Private Education Loans	1,259	1,369	(110)	(8)
Cash and investments	154	153	1	1

Total interest income	3,809	4,419	(610)	(14)
Total interest expense	3,273	3,557	(284)	(8)

Net interest income	536	862	(326)	(38)
Less: provisions for loan losses	113	123	(10)	(8)

Net interest income after provisions for loan losses	423	739	(316)	(43)
Other income (loss):
Servicing revenue	54	64	(10)	(16)
Asset recovery and business processing revenue	271	321	(50)	(16)
Other income	30	21	9	43
Gain (loss) on sale of subsidiaries	191	—	191	100
Losses on debt repurchases	—	(8)	8	(100)
Gains (losses) on derivative and hedging activities, net	70	11	59	536

Total other income (loss)	616	409	207	51
Expenses:
Operating expenses	680	800	(120)	(15)
Goodwill and acquired intangible asset impairment and amortization expense	146	10	136	1,360
Restructuring/other reorganization expenses	39	25	14	56

Total expenses	865	835	30	4

Income before income tax expense	174	313	(139)	(44)
Income tax expense	43	85	(42)	(49)

Net income	$131	$228	$(97)	(43)%

Basic earnings per common share	$1.20	$1.87	$(.67)	(36)%

Diluted earnings per common share	$1.18	$1.85	$(.67)	(36)%

Dividends per common share	$.64	$.64	$—	—%

GAAP BALANCE SHEETS (UNAUDITED)

(In millions, except share and per share data)	December 31, 2024	September 30, 2024	December 31, 2023
Assets
FFELP Loans (net of allowance for loan losses of $180, $180 and $215, respectively)	$30,852	$31,522	$37,925
Private Education Loans (net of allowance for loan losses of $441, $471 and $617, respectively)	15,716	16,005	16,902
Investments	143	140	146
Cash and cash equivalents	722	1,143	839
Restricted cash and cash equivalents	1,381	1,650	1,954
Goodwill and acquired intangible assets, net	437	438	695
Other assets	2,538	2,542	2,914

Total assets	$51,789	$53,440	$61,375

Liabilities
Short-term borrowings	$5,134	$5,305	$4,226
Long-term borrowings	43,184	44,695	53,402
Other liabilities	830	746	987

Total liabilities	49,148	50,746	58,615

Commitments and contingencies

Equity
Series A Participating Preferred Stock, par value $0.20 per share; 2 million shares authorized; no shares issued or outstanding	—	—	—
Common stock, par value $0.01 per share; 1.125 billion shares authorized: 465 million, 465 million and 464 million shares, respectively, issued	4	4	4
Additional paid-in capital	3,380	3,374	3,353
Accumulated other comprehensive income (loss), net of tax	3	3	19
Retained earnings	4,697	4,690	4,638

Total stockholders’ equity before treasury stock	8,084	8,071	8,014
Less: Common stock held in treasury: 362 million, 358 million and 350 million shares, respectively	(5,443)	(5,377)	(5,254)

Total equity	2,641	2,694	2,760

Total liabilities and equity	$51,789	$53,440	$61,375

GAAP COMPARISON OF 2024 RESULTS WITH 2023

Three Months Ended December 31, 2024 Compared with Three Months Ended December 31, 2023

For the three months ended December 31, 2024, net income was $24 million, or $0.22 diluted earnings per common share, compared with a net loss of $28 million, or $0.25 diluted loss per common share, for the year-ago period.

The primary contributors to the change in net income are as follows:

•

Net interest income decreased by $25 million primarily as a result of the paydown of the FFELP and Private Education Loan portfolios, the maturity of Floor Income hedges related to the FFELP Loan portfolio, and the impact of decreasing interest rates on the different index resets for the FFELP Loan assets and debt. This was partially offset by a $33 million increase in mark-to-market gains on fair value hedges recorded in interest expense.

•	Provisions for loan losses decreased $10 million from $55 million to $45 million:

○	The provision for FFELP Loan losses increased $2 million from $5 million to $7 million.

○	The provision for Private Education Loan losses decreased $12 million from $50 million to $38 million.

The provision for FFELP Loan losses of $7 million in the current period was primarily the result of an increase in delinquency balances. The provision of $5 million in the year-ago quarter was primarily a result of the continued extension of the portfolio and the resulting increase in both the expected future defaults and the premium allocated to all expected future defaults.

The provision for Private Education Loan losses of $38 million in the current period included $6 million in connection with loan originations, $18 million related to lowering the expected recovery rate on defaulted loans and $14 million related to a general reserve build (primarily as a result of an increase in delinquency balances). The provision of $50 million in the year-ago quarter included $4 million in connection with loan originations, $35 million related to internal policy changes in response to changing regulatory expectations related to school misconduct discharges on certain populations of private loans, and $11 million related to a general reserve build.

•

Asset recovery and business processing revenue decreased $38 million primarily as a result of the sale of our healthcare services business in the third quarter ($30 million of the decrease), as well as a decrease in our government services revenue primarily related to congressional funding not being approved to continue performing services under a particular contract.

•

Gain (loss) on sale of subsidiaries was a $28 million loss in the current period as a result of our entering into an agreement on December 19, 2024 to sell our government services businesses, resulting in the classification of the business as held for sale and adjusting the basis to the expected sales price. We expect to close on this transaction in first-quarter 2025.

•	Losses on debt repurchases decreased $8 million. We repurchased $850 million of debt at an $8 million loss in the year-ago quarter. There were no debt repurchases in the current quarter.

•

Net gains on derivative and hedging activities increased $92 million, primarily due to interest rate fluctuations. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Operating expenses decreased $53 million, primarily due to a $27 million decrease in regulatory expense. The year-ago period had $28 million of regulatory-related expense recorded in connection with the $120 million settlement agreement entered into with the CFPB in September 2024. In addition, there was a $30 million decline in the business processing segment expenses primarily as a result of the sale of our healthcare services business in the third quarter ($22 million of the decrease) and the government services contract discussed above.

•

Restructuring and other reorganization expenses increased $3 million primarily due to an increase in severance-related costs. The current period’s restructuring and other reorganization expenses of $5 million included $4 million of severance-related costs in connection with the various strategic initiatives being implemented to simplify the company, reduce our expense base and enhance our flexibility.

•

The effective income tax rates for the current and year-ago quarters were 9% and 23%, respectively. The decrease in the effective income tax rate this year was primarily driven by the recognition of a deferred tax asset for the difference between the book basis and tax basis of our government services business that was classified as held for sale in the current period. This decrease in the effective income tax rate was partially offset by changes in the valuation allowance attributable to the deferred tax asset for state net operating loss carryovers in the current period.

We repurchased 4.4 million and 4.1 million shares of our common stock during the fourth quarters of 2024 and 2023, respectively. As a result of repurchases, our average outstanding diluted shares decreased by 8 million common shares (or 7%) from the year-ago period.

Year Ended December 31, 2024 Compared with Year Ended December 31, 2023

For the year ended December 31, 2024, net income was $131 million, or $1.18 diluted earnings per common share, compared with net income of $228 million, or $1.85 diluted earnings per common share, for the year-ago period.

The primary contributors to the change in net income are as follows:

•

Net interest income decreased by $326 million primarily as a result of the paydown of the FFELP and Private Education Loan portfolios. In particular, the FFELP Loan portfolio experienced a $2.3 billion increase in prepayments ($5.4 billion in 2024 compared with $3.1 billion in 2023), primarily as a result of the Department of Education’s proposed debt relief regulations. The current period’s increase in prepayments resulted in the write-off of an additional $27 million of loan premium compared to 2023. Additionally, the year-ago period had a $48 million benefit related to a decrease in the speed of loan premium amortization in connection with the continued extension of a portion of the FFELP Loan portfolio. These two items resulted in premium amortization being $75 million higher in 2024 compared to 2023. There was also a decrease in net interest income due to the maturity of Floor Income hedges related to the FFELP Loan portfolio as well as the impact of increasing interest rates on the different index resets for the FFELP Loan assets and debt. These decreases were partially offset by a $51 million increase in mark-to-market gains on fair value hedges recorded in interest expense.

•	Provisions for loan losses decreased $10 million, from $123 million to $113 million:

○	The provision for FFELP Loan losses decreased $55 million from $56 million to $1 million.

○	The provision for Private Education Loan losses increased $45 million from $67 million to $112 million.

The provision for FFELP Loan losses of $1 million in the current period was primarily the result of an increase in delinquency balances partially offset by elevated prepayment activity over the prior year. The provision of $56 million in the year-ago period was primarily a result of the continued extension of the FFELP Loan portfolio and the resulting increase in both the expected future defaults and the premium allocated to all expected future defaults.

The provision for Private Education Loan losses of $112 million in the current period included $39 million related to lowering the expected recovery rate on defaulted loans, $32 million in connection with loan originations and $41 million related to a general reserve build (primarily as a result of an increase in delinquency balances). The provision of $67 million in the year-ago period included $(67) million in connection with the adoption of ASU No. 2022-02, $25 million in connection with loan originations, $35 million related to internal policy changes made to reflect changing regulatory expectations related to school misconduct discharges on certain populations of private loans, $29 million related to lowering the expected recovery rate on defaulted loans, $23 million in connection with the resolution of certain private legacy loans in bankruptcy and $22 million related to a general reserve build.

•

Asset recovery and business processing revenue decreased $50 million primarily as a result of the sale of our healthcare services business in the third quarter ($33 million of the decrease), as well as a decrease in our government services revenue primarily related to congressional funding not being approved to continue performing services under a particular contract.

•

Gain (loss) on sale of subsidiaries was a $191 million net gain in the current period as a result of the $219 million gain on sale of our healthcare services business in the third quarter and the $28 million loss in the fourth quarter as a result of our entering into an agreement on December 19, 2024 to sell our government services businesses, resulting in the classification of the business as held for sale and adjusting the basis to the expected sales price. We expect to close on this transaction in first-quarter 2025.

•	Losses on debt repurchases decreased $8 million. We repurchased $850 million of debt at an $8 million loss in 2023. There were no debt repurchases in the current period.

•

Net gains on derivative and hedging activities increased $59 million primarily due to interest rate fluctuations. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Operating expenses decreased $120 million primarily due to a $57 million decrease in the business processing segment expenses primarily as a result of the sale of our healthcare services business in the third quarter ($33 million of the decrease) and the government services contract discussed above. In addition, there was a $37 million decrease in regulatory costs primarily related to CFPB matters, as well as lower in-school loan marketing spend as a result of improved marketing efficiencies.

•

Goodwill and acquired intangible asset impairment and amortization expense increased by $136 million as a result of a $138 million impairment recognized in the third quarter related to our government services business. The impairment was recognized primarily as a result of being informed in September that a contract that represents a significant portion of Government Services net income would not be renewed in 2025. In addition, a federal program which is a significant part of a Government Services contract had remained unfunded during the third quarter of 2024 and continued to remain unfunded through year end. There has been increased uncertainty as to when or if there will be congressional approval to fund this program which would result in the resumption of services provided by Government Services under this contract.

•

Restructuring and other reorganization expenses increased $14 million primarily due to an increase in severance-related costs. The current period’s restructuring and other reorganization expenses of $39 million included $29 million of severance-related costs in connection with the various strategic initiatives being implemented to simplify the company, reduce our expense base and enhance our flexibility.

We repurchased 11.5 million and 18.0 million shares of our common stock during 2024 and 2023, respectively. As a result of repurchases, our average outstanding diluted shares decreased by 12 million common shares (or 10%) from the year-ago period.

PRIVATE EDUCATION LOANS PORTFOLIO PERFORMANCE

Private Education Loan Delinquencies and Forbearance

	December 31, 2024		September 30, 2024		December 31, 2023
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$372		$372		$360
Loans in forbearance(2)	422		445		363
Loans in repayment and percentage of each status:
Loans current	14,419	93.9%	14,827	94.7%	15,935	94.9%
Loans delinquent 31-60 days(3)	319	2.1	282	1.8	308	1.8
Loans delinquent 61-90 days(3)	206	1.3	173	1.1	173	1.0
Loans delinquent greater than 90 days(3)	419	2.7	377	2.4	380	2.3

Total Private Education Loans in repayment	15,363	100%	15,659	100%	16,796	100%

Total Private Education Loans, gross	16,157		16,476		17,519
Private Education Loan allowance for losses	(441)		(471)		(617)

Private Education Loans, net	$15,716		$16,005		$16,902

Percentage of Private Education Loans in repayment		95.1%		95.0%		95.9%

Delinquencies as a percentage of Private Education Loans in repayment		6.1%		5.3%		5.1%

Loans in forbearance as a percentage of loans in repayment and forbearance		2.7%		2.8%		2.1%

Cosigner rate(4)		32%		33%		33%

(1)

Loans for customers who are attending school or are in other permitted educational activities and are not yet required to make payments on their loans, e.g., internship periods, as well as loans for customers who have requested and qualify for other permitted program deferments such as various military eligible deferments.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors such as disaster relief consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)	Excluding Private Education Refinance Loans, which do not have a cosigner, the cosigner rate was 66%, 66% and 65% for fourth-quarter 2024, third-quarter 2024, and fourth-quarter 2023, respectively.

ALLOWANCE FOR LOAN LOSSES

	QUARTER ENDED
	December 31, 2024
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$180	$471	$651
Total provision	7	38	45
Charge-offs:
Gross charge-offs	(7)	(82)	(89)
Expected future recoveries on current period gross charge-offs	—	11	11

Total(1)	(7)	(71)	(78)
Adjustment resulting from the change in charge-off rate(2)	—	(2)	(2)

Net charge-offs	(7)	(73)	(80)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	5	5

Allowance at end of period (GAAP)	180	441	621
Plus: expected future recoveries on previously fully charged-off loans(3)	—	179	179

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$180	$620	$800

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(2)	.11%	1.83%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(2)	—%	.04%

Net charge-offs as a percentage of average loans in repayment (annualized)	.11%	1.87%
Allowance coverage of charge-offs (annualized)(4)	6.6	2.1	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.6%	3.8%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(4)	.7%	4.1%	(Non-GAAP)
Ending total loans	$31,032	$16,157
Average loans in repayment	$25,681	$15,522
Ending loans in repayment	$25,405	$15,363

	QUARTER ENDED
	September 30, 2024
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$194	$493	$687
Total provision	(5)	47	42
Charge-offs:
Gross charge-offs	(9)	(85)	(94)
Expected future recoveries on current period gross charge-offs	—	11	11

Total(1)	(9)	(74)	(83)
Adjustment resulting from the change in charge-off rate(2)	—	(21)	(21)

Net charge-offs	(9)	(95)	(104)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	26	26

Allowance at end of period (GAAP)	180	471	651
Plus: expected future recoveries on previously fully charged-off loans(3)	—	185	185

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$180	$656	$836

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(2)	.14%	1.87%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(2)	—%	.53%

Net charge-offs as a percentage of average loans in repayment (annualized)	.14%	2.40%
Allowance coverage of charge-offs (annualized)(4)	5.0	1.7	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.6%	4.0%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(4)	.7%	4.2%	(Non-GAAP)
Ending total loans	$31,702	$16,476
Average loans in repayment	$25,866	$15,856
Ending loans in repayment	$25,382	$15,659

	QUARTER ENDED
	December 31, 2023
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$220	$625	$845
Total provision	5	50	55
Charge-offs:
Gross charge-offs	(10)	(74)	(84)
Expected future recoveries on current period gross charge-offs	—	10	10

Total(1)	(10)	(64)	(74)
Adjustment resulting from the change in charge-off rate(2)	—	—	—

Net charge-offs	(10)	(64)	(74)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	6	6

Allowance at end of period (GAAP)	215	617	832
Plus: expected future recoveries on previously fully charged-off loans(3)	—	226	226

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$215	$843	$1,058

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(2)	.13%	1.48%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(2)	—%	—%

Net charge-offs as a percentage of average loans in repayment (annualized)	.13%	1.48%
Allowance coverage of charge-offs (annualized)(4)	5.2	3.4	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.6%	4.8%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(4)	.7%	5.0%	(Non-GAAP)
Ending total loans	$38,140	$17,519
Average loans in repayment	$31,432	$17,004
Ending loans in repayment	$30,436	$16,796

	YEAR ENDED
	December 31, 2024
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$215	$617	$832
Total provision	1	112	113
Charge-offs:
Gross charge-offs	(36)	(355)	(391)
Expected future recoveries on current period gross charge-offs	—	43	43

Total(1)(5)	(36)	(312)	(348)
Adjustment resulting from the change in charge-off rate(2)	—	(23)	(23)

Net charge-offs	(36)	(335)	(371)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	47	47

Allowance at end of period (GAAP)	180	441	621
Plus: expected future recoveries on previously fully charged-off loans(3)	—	179	179

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$180	$620	$800

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(2)	.13%	1.94%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(2)	—%	.14%

Net charge-offs as a percentage of average loans in repayment (annualized)	.13%	2.08%
Allowance coverage of charge-offs (annualized)(4)	5.0	1.8	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.6%	3.8%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(4)	.7%	4.1%	(Non-GAAP)
Ending total loans	$31,032	$16,157
Average loans in repayment	$27,190	$16,078
Ending loans in repayment	$25,405	$15,363

	YEAR ENDED
	December 31, 2023
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$222	$800	$1,022
Total provision	56	67	123
Charge-offs:
Gross charge-offs	(63)	(320)	(383)
Expected future recoveries on current period gross charge-offs	—	47	47

Total(1)	(63)	(273)	(336)
Adjustment resulting from the change in charge-off rate(2)	—	(25)	(25)

Net charge-offs	(63)	(298)	(361)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	48	48

Allowance at end of period (GAAP)	215	617	832
Plus: expected future recoveries on previously fully charged-off loans(3)	—	226	226

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$215	$843	$1,058

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(2)	.19%	1.54%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(2)	—%	.14%

Net charge-offs as a percentage of average loans in repayment (annualized)	.19%	1.68%
Allowance coverage of charge-offs (annualized)(4)	3.4	2.8	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.6%	4.8%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(4)	.7%	5.0%	(Non-GAAP)
Ending total loans	$38,140	$17,519
Average loans in repayment	$33,047	$17,749
Ending loans in repayment	$30,436	$16,796

(1)

Charge-offs are reported net of expected recoveries. For Private Education Loans, we charge off the estimated loss of a defaulted loan balance by charging off the entire defaulted loan balance and estimating recoveries on a pool basis. These estimated recoveries are referred to as “expected future recoveries on previously fully charged-off loans.” For FFELP Loans, the recovery is received at the time of charge-off.

(2)	Related to increasing the net charge-off rate on defaulted Private Education Loans and the resulting reduction in the balance of expected future recoveries on previously fully charged-off loans.

(3)

At the end of each month, for Private Education Loans that are 212 or more days past due, we charge off the estimated loss of a defaulted loan balance by charging off the entire loan balance and estimating recoveries on a pool basis. These estimated recoveries are referred to as “expected future recoveries on previously fully charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately reflected as a reduction to expected future recoveries on previously fully charged-off loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. The following table summarizes the activity in the expected future recoveries on previously fully charged-off loans:

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Beginning of period expected future recoveries on previously fully charged-off loans	$185	$211	$232	$226	$274
Expected future recoveries of current period defaults	11	11	10	43	47
Recoveries (cash collected)	(10)	(10)	(10)	(41)	(46)
Charge-offs (as a result of lower recovery expectations)	(6)	(27)	(6)	(49)	(49)

End of period expected future recoveries on previously fully charged-off loans	$179	$185	$226	$179	$226

Change in balance during period	$(5)	$(26)	$(6)	$(47)	$(48)

(4)	For Private Education Loans, the item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures.”

(5)	$28 million of 2024 Private Education Loan net charge-offs is in connection with the resolution of certain private legacy loans in bankruptcy. This was previously reserved for in 2023.

LIQUIDITY AND CAPITAL RESOURCES

We expect to fund our ongoing liquidity needs, including the repayment of $0.6 billion of senior unsecured notes that mature in the short term (i.e., over the next 12 months) and the remaining $4.8 billion of senior unsecured notes that mature in the long term (from 2026 to 2043 with 79% maturing by 2031), through a number of sources. These sources include our cash on hand, unencumbered FFELP Loan and Private Education Refinance Loan portfolios (see “Sources of Primary Liquidity” below), the predictable operating cash flows provided by operating activities, the repayment of principal on unencumbered education loan assets, and the distribution of overcollateralization from our securitization trusts. We may also, depending on market conditions and availability, draw down on our secured FFELP Loan and Private Education Loan asset-backed commercial paper (ABCP) facilities, issue term ABS, enter into additional Private Education Loan and FFELP Loan ABS repurchase facilities, or issue additional unsecured debt.

We originate Private Education Loans (a portion of which is obtained through a forward purchase agreement). We also have purchased and may purchase, in future periods, Private Education Loan portfolios from third parties. Those originations and purchases are part of our ongoing liquidity needs. We repurchased 4.4 million shares of common stock for $65 million in the fourth quarter of 2024 and have $111 million of unused share repurchase authority as of December 31, 2024.

SOURCES OF LIQUIDITY

Sources of Primary Liquidity

(Dollars in millions)	December 31, 2024	September 30, 2024	December 31, 2023
Ending balances:
Unrestricted cash	$722	$1,143	$839
Unencumbered FFELP Loans	232	199	92
Unencumbered Private Education Refinance Loans	242	395	236

Total	$1,196	$1,737	$1,167

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Average balances:
Unrestricted cash	$737	$1,129	$1,167	$937	$1,024
Unencumbered FFELP Loans	316	179	92	190	89
Unencumbered Private Education Refinance Loans	433	446	137	331	105

Total	$1,486	$1,754	$1,396	$1,458	$1,218

Sources of Additional Liquidity

Liquidity may also be available under our secured credit facilities. Maximum borrowing capacity under the FFELP Loan and Private Education Loan ABCP facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered loans. The following tables detail the additional borrowing capacity of these facilities with maturity dates ranging from June 2025 to April 2026.

(Dollars in millions)	December 31, 2024	September 30, 2024	December 31, 2023
Ending balances:
FFELP Loan ABCP facilities	$424	$422	$408
Private Education Loan ABCP facilities	1,490	1,921	1,719

Total	$1,914	$2,343	$2,127

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Average balances:
FFELP Loan ABCP facilities	$423	$419	$203	$415	$103
Private Education Loan ABCP facilities	1,799	2,079	1,693	1,777	1,756

Total	$2,222	$2,498	$1,896	$2,192	$1,859

At December 31, 2024, we had a total of $2.9 billion of unencumbered tangible assets inclusive of those listed in the table above as sources of primary liquidity. Total unencumbered education loans comprised $1.3 billion of our unencumbered tangible assets of which $1.1 billion and $232 million related to Private Education Loans and FFELP Loans, respectively. In addition, as of December 31, 2024, we had $4.8 billion of encumbered net assets (i.e., overcollateralization) in our various financing facilities (consolidated variable interest entities). We enter into repurchase facilities at times to borrow against the encumbered net assets of these financing vehicles. As of December 31, 2024, $0.8 billion of repurchase facility borrowings were outstanding.

The following table reconciles encumbered and unencumbered assets and their net impact on total Tangible Equity.

(Dollars in billions)	December 31, 2024	September 30, 2024	December 31, 2023
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$2.8	$3.0	$3.4
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	2.0	1.9	2.1
Tangible unencumbered assets(1)	2.9	3.5	3.0
Senior unsecured debt	(5.4)	(5.9)	(5.9)
Mark-to-market on unsecured hedged debt(2)	.2	.1	.2
Other liabilities, net	(.3)	(.3)	(.7)

Total Tangible Equity(3)	$2.2	$2.3	$2.1

(1)	Excludes goodwill and acquired intangible assets.

(2)

At December 31, 2024, September 30, 2024, and December 31, 2023, there were $(181) million, $(94) million and $(181) million, respectively, of net gains (losses) on derivatives hedging this debt in unencumbered assets, which partially offset these gains (losses).

(3)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures.”

NON-GAAP FINANCIAL MEASURES

In addition to financial results reported on a GAAP basis, Navient also provides certain performance measures which are non-GAAP financial measures. We present the following non-GAAP financial measures: (1) Core Earnings, (2) Tangible Equity (as well as the Adjusted Tangible Equity Ratio), (3) EBITDA for the Business Processing segment, and (4) Allowance for Loan Losses Excluding Expected Future Recoveries on Previously Fully Charged-off Loans. Definitions for the non-GAAP financial measures and reconciliations are provided below, except that reconciliations of forward-looking non-GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of certain items, including, but not limited to, the impact of any mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks.

1. Core Earnings

We prepare financial statements and present financial results in accordance with GAAP. However, we also evaluate our business segments and present financial results on a basis that differs from GAAP. We refer to this different basis of presentation as Core Earnings. We provide this Core Earnings basis of presentation on a consolidated basis and for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our Core Earnings basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide certain Core Earnings disclosures in the notes to our consolidated financial statements for our business segments.

Core Earnings are not a substitute for reported results under GAAP. We use Core Earnings to manage our business segments because Core Earnings reflect adjustments to GAAP financial results for two items, discussed below, that can create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that Core Earnings provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information because we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the two items we remove to result in our Core Earnings presentations are:

(1)

Mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness; and

(2)	The accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our Core Earnings basis of presentation does not. Core Earnings are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our Core Earnings are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our Core Earnings presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon Core Earnings. Core Earnings results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our Board of Directors, credit rating agencies, lenders and investors to assess performance.

The following tables show our consolidated GAAP results, Core Earnings results (including for each reportable segment) along with the adjustments made to the income/expense items to reconcile the consolidated GAAP results to the Core Earnings results as required by GAAP.

	QUARTER ENDED DECEMBER 31, 2024
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$837					$537	$300	$—	$—
Cash and investments	25					12	5	—	8

Total interest income	862					549	305	—	8
Total interest expense	727					514	188	—	26

Net interest income (loss)	135	$7	$(8)	$(1)	$134	35	117	—	(18)
Less: provisions for loan losses	45				45	7	38	—	—

Net interest income (loss) after provisions for loan losses	90					28	79	—	(18)
Other income (loss):
Servicing revenue	6					5	1	—	—
Asset recovery and business processing revenue	43					—	—	43	—
Other revenue	67					—	—	—	8
Gain (loss) on sale of subsidiaries	(28)					—	—	(28)	—

Total other income (loss)	88	(7)	(52)	(59)	29	5	1	15	8
Expenses:
Direct operating expenses	93					20	33	40	—
Unallocated shared services expenses	53					—	—	—	53

Operating expenses	146				146	20	33	40	53
Goodwill and acquired intangible asset impairment and amortization	1	—	(1)	(1)	—	—	—	—	—
Restructuring/other reorganization expenses	5	—	—	—	5	—	—	—	5

Total expenses	152	—	(1)	(1)	151	20	33	40	58

Income (loss) before income tax expense (benefit)	26	—	(59)	(59)	(33)	13	47	(25)	(68)
Income tax expense (benefit)(2)	2	—	(10)	(10)	(8)	3	10	(5)	(16)

Net income (loss)	$24	$—	$(49)	$(49)	$(25)	$10	$37	$(20)	$(52)

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED DECEMBER 31, 2024
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(1)	$—	$(1)
Total other income (loss)	(59)	—	(59)
Goodwill and acquired intangible asset impairment and amortization	—	(1)	(1)

Total Core Earnings adjustments to GAAP	$(60)	$1	(59)

Income tax expense (benefit)			(10)

Net income (loss)			$(49)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED SEPTEMBER 30, 2024
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$905					$591	$314	$—	$—
Cash and investments	43					25	6	—	12

Total interest income	948					616	320	—	12
Total interest expense	828					576	198	—	34

Net interest income (loss)	120	$8	$12	$20	$140	40	122	—	(22)
Less: provisions for loan losses	42				42	(5)	47	—	—

Net interest income (loss) after provisions for loan losses	78					45	75	—	(22)
Other income (loss):
Servicing revenue	13					11	2	—	—
Asset recovery and business processing revenue	70					—	—	70	—
Other revenue	(26)					—	—	—	10
Gain on sale of subsidiary	219					—	—	219	—

Total other income (loss)	276	(8)	44	36	312	11	2	289	10
Expenses:
Direct operating expenses	121					20	44	57	—
Unallocated shared services expenses	63					—	—	—	63

Operating expenses	184				184	20	44	57	63
Goodwill and acquired intangible asset impairment and amortization	140	—	(140)	(140)	—	—	—	—	—
Restructuring/other reorganization expenses	18	—	—	—	18	—	—	—	18

Total expenses	342	—	(140)	(140)	202	20	44	57	81

Income (loss) before income tax expense (benefit)	12	—	196	196	208	36	33	232	(93)
Income tax expense (benefit)(2)	14	—	34	34	48	9	6	54	(21)

Net income (loss)	$(2)	$—	$162	$162	$160	$27	$27	$178	$(72)

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED SEPTEMBER 30, 2024
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$20	$—	$20
Total other income (loss)	36	—	36
Goodwill and acquired intangible asset impairment and amortization	—	(140)	(140)

Total Core Earnings adjustments to GAAP	$56	$140	196

Income tax expense (benefit)			34

Net income (loss)			$162

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED DECEMBER 31, 2023
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$1,039					$706	$333	$—	$—
Cash and investments	43					20	7	—	16

Total interest income	1,082					726	340	—	16
Total interest expense	922					638	206	—	45

Net interest income (loss)	160	$9	$24	$33	$193	88	134	—	(29)
Less: provisions for loan losses	55				55	5	50	—	—

Net interest income (loss) after provisions for loan losses	105					83	84	—	(29)
Other income (loss):
Servicing revenue	16					13	3	—	—
Asset recovery and business processing revenue	81					—	—	81	—
Other revenue	(27)					4	—	—	2
Losses on debt repurchases	(8)					—	—	—	(8)

Total other income (loss)	62	(9)	42	33	95	17	3	81	(6)
Expenses:
Direct operating expenses	114					17	27	70	—
Unallocated shared services expenses	85					—	—	—	85

Operating expenses	199				199	17	27	70	85
Goodwill and acquired intangible asset impairment and amortization	3	—	(3)	(3)	—	—	—	—	—
Restructuring/other reorganization expenses	2	—	—	—	2	—	—	—	2

Total expenses	204	—	(3)	(3)	201	17	27	70	87

Income (loss) before income tax expense (benefit)	(37)	—	69	69	32	83	60	11	(122)
Income tax expense (benefit)(2)	(9)	—	17	17	8	20	14	3	(29)

Net income (loss)	$(28)	$—	$52	$52	$24	$63	$46	$8	$(93)

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED DECEMBER 31, 2023
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$33	$—	$33
Total other income (loss)	33	—	33
Goodwill and acquired intangible asset impairment and amortization	—	(3)	(3)

Total Core Earnings adjustments to GAAP	$66	$3	69

Income tax expense (benefit)			17

Net income (loss)			$52

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	YEAR ENDED DECEMBER 31, 2024
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$3,655					$2,397	$1,259	$—	$—
Cash and investments	154					88	25	—	41

Total interest income	3,809					2,485	1,284	—	41
Total interest expense	3,273					2,323	786	—	128

Net interest income (loss)	536	$35	$2	$37	$573	162	498	—	(87)
Less: provisions for loan losses	113				113	1	112	—	—

Net interest income (loss) after provisions for loan losses	423					161	386	—	(87)
Other income (loss):
Servicing revenue	54					44	10	—	—
Asset recovery and business processing revenue	271					—	—	271	—
Other revenue	100					5	1	—	24
Gain (loss) on sale of subsidiaries	191					—	—	191	—

Total other income (loss)	616	(35)	(35)	(70)	546	49	11	462	24
Expenses:
Direct operating expenses	445					74	143	228	—
Unallocated shared services expenses	235					—	—	—	235

Operating expenses	680				680	74	143	228	235
Goodwill and acquired intangible asset impairment and amortization	146	—	(146)	(146)	—	—	—	—	—
Restructuring/other reorganization expenses	39	—	—	—	39	—	—	—	39

Total expenses	865	—	(146)	(146)	719	74	143	228	274

Income (loss) before income tax expense (benefit)	174	—	113	113	287	136	254	234	(337)
Income tax expense (benefit)(2)	43	—	23	23	66	31	58	54	(77)

Net income (loss)	$131	$—	$90	$90	$221	$105	$196	$180	$(260)

(1)	Core Earnings adjustments to GAAP:

	YEAR ENDED DECEMBER 31, 2024
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$37	$—	$37
Total other income (loss)	(70)	—	(70)
Goodwill and acquired intangible asset impairment and amortization	—	(146)	(146)

Total Core Earnings adjustments to GAAP	$(33)	$146	113

Income tax expense (benefit)			23

Net income (loss)			$90

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	YEAR ENDED DECEMBER 31, 2023
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$4,266					$2,901	$1,369	$—	$—
Cash and investments	153					76	27	—	50

Total interest income	4,419					2,977	1,396	—	50
Total interest expense	3,557					2,497	816	—	164

Net interest income (loss)	862	$32	$52	$84	$946	480	580	—	(114)
Less: provisions for loan losses	123				123	56	67	—	—

Net interest income (loss) after provisions for loan losses	739					424	513	—	(114)
Other income (loss):
Servicing revenue	64					52	12	—	—
Asset recovery and business processing revenue	321					—	—	321	—
Other revenue	32					14	2	—	5
Losses on debt repurchases	(8)					—	—	—	(8)

Total other income (loss)	409	(32)	21	(11)	398	66	14	321	(3)
Expenses:
Direct operating expenses	508					72	151	285	—
Unallocated shared services expenses	292					—	—	—	292

Operating expenses	800				800	72	151	285	292
Goodwill and acquired intangible asset impairment and amortization	10	—	(10)	(10)	—	—	—	—	—
Restructuring/other reorganization expenses	25	—	—	—	25	—	—	—	25

Total expenses	835	—	(10)	(10)	825	72	151	285	317

Income (loss) before income tax expense (benefit)	313	—	83	83	396	418	376	36	(434)
Income tax expense (benefit)(2)	85	—	8	8	93	99	89	8	(103)

Net income (loss)	$228	$—	$75	$75	$303	$319	$287	$28	$(331)

(1)	Core Earnings adjustments to GAAP:

	YEAR ENDED DECEMBER 31, 2023
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$84	$—	$84
Total other income (loss)	(11)	—	(11)
Goodwill and acquired intangible asset impairment and amortization	—	(10)	(10)

Total Core Earnings adjustments to GAAP	$73	$10	83

Income tax expense (benefit)			8

Net income (loss)			$75

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

The following discussion summarizes the differences between GAAP and Core Earnings net income and details each specific adjustment required to reconcile our GAAP earnings to our Core Earnings segment presentation.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
GAAP net income (loss)	$24	$(2)	$(28)	$131	$228
Core Earnings adjustments to GAAP:
Net impact of derivative accounting	(60)	56	66	(33)	73
Net impact of goodwill and acquired intangible assets	1	140	3	146	10
Net tax effect	10	(34)	(17)	(23)	(8)

Total Core Earnings adjustments to GAAP	(49)	162	52	90	75

Core Earnings net income (loss)	$(25)	$160	$24	$221	$303

(1)

Derivative Accounting: Core Earnings exclude periodic gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic mark-to-market gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. Under GAAP, for our derivatives that are held to maturity, the mark-to-market gain or loss over the life of the contract will equal $0 except for Floor Income Contracts, where the mark-to-market gain will equal the amount for which we originally sold the contract. In our Core Earnings presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and Core Earnings net income.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Core Earnings derivative adjustments:
(Gains) losses on derivative and hedging activities, net, included in other income	$(59)	$36	$33	$(70)	$(11)
Plus: (Gains) losses on fair value hedging activity included in interest expense	(10)	10	23	(5)	46

Total (gains) losses in GAAP net income	(69)	46	56	(75)	35
Plus: Reclassification of settlement income (expense) on derivative and hedging activities, net(1)	7	8	9	35	32

Mark-to market (gains) losses on derivative and hedging activities, net(2)	(62)	54	65	(40)	67
Amortization of net premiums on Floor Income Contracts in net interest income for Core Earnings	—	—	—	1	4
Other derivative accounting adjustments(3)	2	2	1	6	2

Total net impact of derivative accounting	$(60)	$56	$66	$(33)	$73

(1)

Derivative accounting requires net settlement income/expense on derivatives that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our Core Earnings presentation, these settlements are reclassified to the income statement line item of the economically hedged item. For our Core Earnings net interest income, this would primarily include reclassifying the net settlement amounts related to certain of our interest rate swaps to debt interest expense. The table below summarizes these net settlements on derivative and hedging activities and the associated reclassification on a Core Earnings basis.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Reclassification of settlements on derivative and hedging activities:
Net settlement income (expense) on interest rate swaps reclassified to net interest income	$7	$8	$9	$35	$32

Total reclassifications of settlement income (expense) on derivative and hedging activities	$7	$8	$9	$35	$32

(2)	“Mark-to-market (gains) on derivative and hedging activities, net” is comprised of the following:

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Fair Value Hedges	$(6)	$11	$11	$3	$24
Foreign currency hedges	(4)	(1)	12	(8)	22
Basis swaps	—	—	—	—	(1)
Other	(52)	44	42	(35)	22

Total mark-to-market (gains) losses on derivative and hedging activities, net	$(62)	$54	$65	$(40)	$67

(3)

Other derivative accounting adjustments consist of adjustments related to certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under Core Earnings and, as a result, such gains or losses are amortized into Core Earnings over the life of the hedged item.

Cumulative Impact of Derivative Accounting under GAAP compared to Core Earnings

As of December 31, 2024, derivative accounting has increased GAAP equity by approximately $8 million as a result of cumulative net mark-to-market gains (after tax) recognized under GAAP, but not in Core Earnings. The following table rolls forward the cumulative impact to GAAP equity due to these after-tax mark-to-market net gains and losses related to derivative accounting.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Beginning impact of derivative accounting on GAAP equity	$(37)	$12	$73	$(1)	$122
Net impact of net mark-to-market gains (losses) under derivative accounting(1)	45	(49)	(74)	9	(123)

Ending impact of derivative accounting on GAAP equity	$8	$(37)	$(1)	$8	$(1)

(1)	Net impact of net mark-to-market gains (losses) under derivative accounting is composed of the following:

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Total pre-tax net impact of derivative accounting recognized in net income(a)	$60	$(56)	$(66)	$33	$(73)
Tax and other impacts of derivative accounting adjustments	(15)	14	16	(8)	18
Change in mark-to-market gains (losses) on derivatives, net of tax recognized in other comprehensive income	—	(7)	(24)	(16)	(68)

Net impact of net mark-to-market gains (losses) under derivative accounting	$45	$(49)	$(74)	$9	$(123)

(a)	See “Core Earnings derivative adjustments” table above.

Hedging Embedded Floor Income

We use Floor Income Contracts, pay-fixed swaps and fixed rate debt to economically hedge embedded Floor Income in our FFELP loans. Historically, we have used these instruments on a periodic basis and depending upon market conditions and pricing, we may enter into additional hedges in the future. Under GAAP, the Floor Income Contracts do not qualify for hedge accounting and the pay-fixed swaps are accounted for as cash flow hedges. The table below shows the amount of Hedged Floor Income that will be recognized in Core Earnings in future periods based on these hedge strategies.

(Dollars in millions)	December 31, 2024	September 30, 2024	December 31, 2023
Total hedged Floor Income, net of tax(1)(2)	$44	$50	$90

(1)  $57 million, $65 million and $118 million on a pre-tax basis as of December 31, 2024, September 30, 2024, and December 31, 2023, respectively.

(2)  Of the $44 million as of December 31, 2024, approximately $17 million, $14 million, $7 million and $6 million will be recognized as part of Core Earnings net income in 2025, 2026, 2027 and 2028, respectively.

(2)

Goodwill and Acquired Intangible Assets: Our Core Earnings exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Core Earnings goodwill and acquired intangible asset adjustments	$1	$140	$3	$146	$10

2. Tangible Equity and Adjusted Tangible Equity Ratio

Adjusted Tangible Equity measures the ratio of Navient’s Tangible Equity to its tangible assets. We adjust this ratio to exclude the assets and equity associated with our FFELP Loan portfolio because FFELP Loans are no longer originated and the FFELP Loan portfolio bears a 3% maximum loss exposure under the terms of the federal guaranty. Management believes that excluding this portfolio from the ratio enhances its usefulness to investors. Management uses this ratio, in addition to other metrics, for analysis and decision making related to capital allocation decisions. The Adjusted Tangible Equity Ratio is calculated as:

(Dollars in millions)	December 31, 2024	September 30, 2024	December 31, 2023
Navient Corporation’s stockholders’ equity	$2,641	$2,694	$2,760
Less: Goodwill and acquired intangible assets	437	438	695

Tangible Equity	2,204	2,256	2,065
Less: Equity held for FFELP Loans	154	158	190

Adjusted Tangible Equity	$2,050	$2,098	$1,875

Divided by:
Total assets	$51,789	$53,440	$61,375
Less:
Goodwill and acquired intangible assets	437	438	695
FFELP Loans	30,852	31,522	37,925

Adjusted tangible assets	$20,500	$21,480	$22,755

Adjusted Tangible Equity Ratio	10.0%	9.8%	8.2%

3. Earnings before Interest, Taxes, Depreciation and Amortization Expense (EBITDA)

This measures the operating performance of the Business Processing segment and is used by management and equity investors to monitor operating performance and determine the value of those businesses. EBITDA for the Business Processing segment is calculated as:

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Core Earnings pre-tax income	$(25)	$232	$11	$234	$36
Plus:
Depreciation and amortization expense(1)	—	1	1	3	3

EBITDA	$(25)	$233	$12	$237	$39

Divided by:
Total revenue	$15	$289	$81	$462	$321

EBITDA margin	(167)%	81%	15%	51%	12%

(1)	There is no interest expense in this segment.

4. Allowance for Loan Losses Excluding Expected Future Recoveries on Previously Fully Charged-off Loans

The allowance for loan losses on the Private Education Loan portfolio used for the three credit metrics below excludes the expected future recoveries on previously fully charged-off loans to better reflect the current expected credit losses remaining in connection with the loans on balance sheet that have not charged off. That is, as of December 31, 2024, the $620 million Private Education Loan allowance for loan losses excluding expected future recoveries on previously fully charged-off loans represents the current expected credit losses that remain in connection with the $16,157 million Private Education Loan portfolio. The $179 million of expected future recoveries on previously fully charged-off loans, which is collected over an average 15-year period, mechanically is a reduction to the overall allowance for loan losses. However, it is not related to the $16,157 million Private Education Loan portfolio on our balance sheet and, as a result, management excludes this impact to the allowance to better evaluate and assess our overall credit loss coverage on the Private Education Loan portfolio. We believe this provides a more meaningful and holistic view of the available credit loss coverage on our non-charged-off Private Education Loan portfolio. We believe this information is useful to our investors, lenders and rating agencies.

Allowance for Loan Losses Metrics – Private Education Loans

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Allowance at end of period (GAAP)	$441	$471	$617	$441	$617
Plus: expected future recoveries on previously fully charged-off loans	179	185	226	179	226

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)	$620	$656	$843	$620	$843

Ending total loans	$16,157	$16,476	$17,519	$16,157	$17,519
Ending loans in repayment	$15,363	$15,659	$16,796	$15,363	$16,796
Net charge-offs	$73	$95	$64	$335	$298

Allowance coverage of charge-offs (annualized):
GAAP	1.5	1.2	2.5	1.3	2.1
Adjustment(1)	.6	.5	.9	.5	.7

Non-GAAP Financial Measure(1)	2.1	1.7	3.4	1.8	2.8

Allowance as a percentage of the ending total loan balance:
GAAP	2.7%	2.9%	3.5%	2.7%	3.5%
Adjustment(1)	1.1	1.1	1.3	1.1	1.3

Non-GAAP Financial Measure(1)	3.8%	4.0%	4.8%	3.8%	4.8%

Allowance as a percentage of the ending loans in repayment:
GAAP	2.9%	3.0%	3.7%	2.9%	3.7%
Adjustment(1)	1.2	1.2	1.3	1.2	1.3

Non-GAAP Financial Measure(1)	4.1%	4.2%	5.0%	4.1%	5.0%

(1)	The allowance used for these credit metrics excludes the expected future recoveries on previously fully charged-off loans. See discussion above.